Exhibit 5.1

November 19, 2021
NorthWestern Corporation
3010 West 69th Street
Sioux Falls, South Dakota 57108
Re:    6,985,982 Shares of Common Stock of NorthWestern Corporation

Ladies and Gentlemen:
I am the Senior Corporate Counsel and Corporate Secretary of NorthWestern Corporation, a Delaware corporation (the “Company”), and in such capacity I have acted as counsel to the Company in connection with the issuance and sale of 6,985,982 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), pursuant to (i) the Underwriting Agreement, dated November 16, 2021 (the “Underwriting Agreement”), by and among the Company, BofA Securities, Inc. and J.P. Morgan Securities LLC, as representatives of the several underwriters named in Schedule A thereto, BofA Securities, Inc., as forward seller, and Bank of America, N.A., as forward purchaser (the “Forward Purchaser”), (ii) the Forward Sale Agreement, dated November 16, 2021 (the “Forward Sale Agreement”) by and between the Company and the Forward Purchaser, and (iii) the Additional Forward Sale Agreement, dated November 17, 2021 (the “Additional Forward Sale Agreement”) by and between the Company and the Forward Purchaser (such Shares issued and sold pursuant to the Forward Sale Agreement and the Additional Forward Sale Agreement are referred to herein as the “Confirmation Shares”).
In connection with the opinion expressed herein, I have examined such documents, records and matters of law as I have deemed relevant or necessary for purposes of such opinion, including the Company’s Registration Statement on Form S-3 (File No. 333-253047) (the “Registration Statement”), and the corporate actions taken and to be taken in connection with the issuance of the Shares (the “Corporate Proceedings”). Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, I am of the opinion that the Shares have been authorized by all necessary corporate action of the Company and, when issued and delivered pursuant to the terms of the Underwriting Agreement, the Forward Sale Agreement, and the Additional Forward Sale Agreement against payment of the consideration therefor as provided therein, will be validly issued, fully paid and nonassessable.
The issuance of the Shares required the approval of each of the Federal Energy Regulatory Commission (the “FERC”) and the Montana Public Service Commission (the “MPSC”). The Company has currently effective approval orders for the issuance of the Shares from each of the FERC and the MPSC; however, each of these approvals is effective only through a specified expiration date. In rendering the foregoing opinion, I have assumed that each of the FERC order and the MPSC order are final and in full force and effect as of the date hereof, and that each such order will remain in full force and effect at the time of any issuance or sale of the Shares. I have further assumed that (i) no Shares will be issued at any time after August 15, 2023, (b) the price per share of the Confirmation Shares will equal the Forward Price (as defined in the Forward Sale Agreement and the Additional Forward Sale Agreement), (c) the aggregate net proceeds to the Company from the issuance and sale of the Shares, including the Confirmation Shares, will be within the authorized limits of each of the FERC order and the MPSC order, and (d) the Company will take no action to permit the issuance of shares of Common Stock or other equity securities having aggregate net proceeds to the Company that, together with the aggregate net proceeds to the Company from the issuance and sale of the
3010 West 69th Street | Sioux Falls, SD 57108 | O 605-978-2900    NorthWesternEnergy.com

NorthWestern Corporation
November 19, 2021

Shares, are in excess of such authorized limits without obtaining any required additional authorization from the FERC or the MPSC, as applicable.
The foregoing opinion assumes that at the time of delivery of the Shares, the Corporate Proceedings related thereto will not have been modified or rescinded and the issuance and sale of the Shares will not violate any issuance limitation in the Corporate Proceedings.
I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference with respect to this opinion under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving such consent, I do not thereby admit that I am included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

NorthWestern Corporation
November 19, 2021

Very truly yours,
/s/ Timothy P. Olson
Timothy P. Olson